EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-191929, 333-191920, 333-189190, 333-177912, 333-176772, 333-176292 and 333-175478) and on Form S-8 (File Nos. 333-189189, 333-182013, 333-152125, 333-137258, 333-126415, 333-118705, 333-106975 and 333-96923) of Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) of our report dated March 14, 2014, relating to our audit of the Company’s consolidated financial statements as of December 31, 2013 and December 31, 2012, and for each of the years ended December 31, 2013 and December 31, 2012, and the related financial statement schedule for each of the years ended December 31, 2013 and December 31, 2012, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ HASKELL & WHITE LLP

Irvine, California
March 14, 2014